Exhibit 99.1

DoorDash signs definitive agreement to acquire Caviar, Square’s food-ordering platform

SAN FRANCISCO, CA – August 1, 2019 – DoorDash, the fastest-growing last-mile logistics platform in the U.S., announced today that it has entered into a definitive agreement with Square (NYSE: SQ) to acquire Caviar for $410 million in cash and DoorDash preferred stock. DoorDash’s acquisition of Caviar creates a highly differentiated company with a unique brand and wide-ranging selection.

The acquisition underscores both DoorDash and Caviar’s strategic commitment to merchant selection. The addition of Caviar’s premium restaurants, with whom DoorDash will work closely to drive their growth, will enable the combined organization to cater to every food preference and occasion. Caviar’s complementary geographic footprint provides DoorDash with a significant number of new and unique customers, who will benefit from an even broader set of merchants.

Furthermore, DoorDash will benefit from Caviar’s leading technology and exceptional team, who are deeply passionate about the restaurant delivery experience for merchants, couriers and customers. The Caviar team, including Caviar Lead Gokul Rajaram, will join DoorDash once the acquisition closes.

The transaction continues to build on the partnership between DoorDash and Square. DoorDash is currently integrated with Square for Restaurants point of sale, which streamlines the acceptance of online and in-person orders for merchants, and in the second quarter Cash Boost partnered with DoorDash to provide instant rewards when customers use their Cash Card at DoorDash.

Tony Xu, CEO of DoorDash, said: “Today’s announcement is another important step forward on our mission to empower local economies. We have long-admired Caviar, which has a coveted brand, an exceptional portfolio of premium restaurants and leading technology. The acquisition further enhances the breadth of our merchant selection, enabling us to offer customers even more choice when they order through DoorDash. We look forward to welcoming the Caviar team to DoorDash and expanding our partnership with Square in the future.”

Gokul Rajaram, Caviar Lead, said: “Caviar has built a trusted brand with customers and many of the best restaurants. DoorDash has national scale, complementary restaurant selection, a tremendous logistics platform, and a team that shares our passion and commitment to better serve restaurants, couriers, and customers. I’m incredibly excited to be joining, with the rest of the Caviar team, to help build the future of local commerce.”

Jack Dorsey, CEO of Square, said: “We are increasing our focus on and investment in our two large, growing ecosystems—one for businesses and one for individuals. This transaction furthers that effort, and we believe partnering with DoorDash provides valuable and strategic opportunities for Square.”

The transaction is subject to certain closing conditions, including regulatory approvals, and is expected to close in 2019.

-Ends-

DoorDash media inquiries

press@doordash.com

Square / Caviar media inquiries

press@squareup.com

About DoorDash

DoorDash is a technology platform that connects customers with their favorite local and national businesses in over 4,000 cities and all 50 states across the United States and Canada. Founded in 2013 by Stanford students Tony Xu, Andy Fang, and Stanley Tang, the company currently reaches 80 percent of U.S. households and has the widest selection of restaurants in the U.S. DoorDash empowers merchants to grow their businesses by offering on-demand delivery, data-driven insights, and better in-store efficiency, providing delightful experiences from door to door. By building the last-mile delivery infrastructure for local cities, DoorDash is bringing communities closer, one doorstep at a time. Read more on the DoorDash blog or at www.doordash.com.

About Caviar

Caviar is an all-in-one food ordering platform that connects diners with the most crave-worthy restaurants, via convenient delivery, pickup, or catering. Caviar, part of Square’s suite of services for businesses, partners with thousands of restaurants in hundreds of cities across the U.S., to grow their sales and bring them new customers. Caviar also provides economic empowerment and flexible earning opportunities for couriers, including being the first company in the industry to offer an occupational accident insurance policy that protects all couriers when they’re delivering on the Caviar platform at no cost to them. Caviar was founded in 2012 and acquired by Square in 2014 – to learn more, visit trycaviar.com.

About Square

Square, Inc. (NYSE: SQ) revolutionized payments in 2009 with Square Reader, making it possible for anyone to accept card payments using a smartphone or tablet. Today, we build tools to empower businesses and individuals to participate in the economy. Sellers use Square to reach buyers online and in-person, manage their business, and access financing. Restaurants use Caviar to offer diners delivery, group ordering, catering, and pickup. And individuals use Cash App to spend, send, and store money. Square has offices in the United States, Canada, Japan, Australia, Ireland, and the UK.

SQUARE SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the proposed acquisition of Caviar from Square (the Company), the Company’s intentions of reinvesting in its ecosystem, and general business outlook. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance or achievements to differ materially from results expressed or implied in this press release. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the possibility that the transaction will not close or that the closing may be delayed; the ability to secure required regulatory approvals or otherwise satisfy other closing conditions in a timely manner, or at all; the proposed transaction may not advance the parties’ business strategies; the ability of DoorDash to retain the customers, merchants and couriers of Caviar; the ability to realize the expected benefits from the transaction in the expected time period, or at all; disruptions from the transaction on ongoing operations; potentially incurring significant transaction costs; and unknown, underestimated, or undisclosed commitments or liabilities, as well as other risks and uncertainties relating to the Company listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this press release and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this press release.